EXHIBIT 12.0

                              PEOPLES BANCORP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                           Three Months Ended
                                                                March 31,
                                                         --------------------
                                                            1999       1998
                                                         --------- ----------

Pre-tax income from continuing operations                $  3,814  $   3,556
Fixed Charges:
       Interest expense and amortization of debt
              discount and premium on all indebtedness      7,242      7,320
       Amortized portion of rentals                            25         15
                                                         --------- ----------
                                                         --------- ----------
                                                            7,267      7,335
                                                         --------- ----------

Earnings before income taxes and fixed charges           $ 11,081  $  10,891
                                                         --------- ----------

Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits                       1.52x      1.48x
       Excluding Interest on Deposits (A)                   5.65x      4.51x



                                                                          Years Ended December 31,
                                                         ------------------------------------------------------------
                                                            1998         1997        1996        1995         1994
                                                         -----------  ----------- ------------ ----------  ----------
Pre-tax income from continuing operations                $   14,785   $   12,704  $   11,122  $    8,639   $   8,08
Fixed Charges:
   Interest expense and amortization of debt
        discount and premium on all indebtedness             30,497       25,216      21,966      20,777      15,424
   Amortized portion of rentals                                  79           52          56          56          68
                                                         -----------  ----------- ------------ ----------  ----------
                                                             30,576       25,268      22,022      20,833      15,492
                                                         -----------  ----------- ------------ ----------  ----------

Earnings before income taxes and fixed charges           $   45,361   $   37,972  $   33,144  $   29,472   $  23,573
                                                         -----------  ----------- ------------ ----------  ----------

Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits                         1.48x        1.50x       1.51x       1.41x       1.52x
       Excluding Interest on Deposits (A)                     4.27x        5.25x       4.54x       4.53x       5.31x



NOTES:
(A) The following is a summary of interest expense on deposits for each of the periods presented:

        Three months ended                    Year ended
            March 31,                          December 31,
------------------------------           ------------------------
1999          $6,446                           1998      $26,051
1998          $6,321                           1997      $22,282
                                               1996      $18,880
                                               1995      $18,384
                                               1994      $13,616